Exhibit 99.2

ARCA BIOPHARMA ANNOUNCES STEERING COMMITTEE FOR

GENETIC-AF TRIAL

Cardiology and Electrophysiology Experts to Provide Scientific Oversight and Guidance

for Phase 2B/3 Clinical Trial of Gencaro as a Potential Treatment for Atrial Fibrillation

Broomfield, CO, July 24, 2013 – ARCA biopharma, Inc. (Nasdaq: ABIO), a biopharmaceutical company developing genetically-targeted therapies for cardiovascular diseases, today announced the Steering Committee for GENETIC-AF, the Company’s Phase 2B/3 trial evaluating GencaroTM (bucindolol hydrochloride) as a potential treatment for atrial fibrillation. The Steering Committee is comprised of experts in the field of cardiology and electrophysiology, particularly in clinical development.

Stuart Connolly, MD, Director of the Division of Cardiology at McMaster University in Hamilton, Ontario, has been appointed Chairman of the Steering Committee. William T. Abraham, MD, Director of the Division of Cardiovascular Medicine at The Ohio State University Wexner Medical Center, has been appointed co-Chair of the Steering Committee.

“The Steering Committee of GENETIC-AF provides a balance of atrial fibrillation and heart failure clinical trials expertise, with each member being an expert in one or the other or both,” said Dr. Michael R. Bristow, President and Chief Executive Officer of ARCA. “We are delighted to have Dr. Connolly chair the Steering Committee. He brings a wealth of experience over a distinguished career in the field of electrophysiology, particularly in clinical trials in atrial fibrillation, which makes him a natural fit to help guide the development of Gencaro. Dr. Abraham is also an expert in heart failure clinical investigation and brings a background of leadership in both drug and device trials in chronic heart failure populations. Thus, GENETIC-AF will have the benefit of trial leadership that is at the forefront of both atrial fibrillation and heart failure outcome trials.”

“I am honored to participate in the GENETIC-AF trial, an innovative approach to evaluating the potential efficacy of Gencaro as a treatment for atrial fibrillation,” said Dr. Connolly. “Atrial fibrillation is a growing problem where current medical therapy does not provide adequate treatment, particularly in heart failure populations. I look forward to working with the teams at ARCA and Medtronic to advance a potential new treatment for patients at high risk for developing, or living with, atrial fibrillation.”

Dr. Abraham said, “I am pleased to be closely involved with the GENETIC-AF trial, which explores new territory on two important fronts: prospective identification of a genetic subpopulation potentially more responsive to a cardiovascular drug, and demonstration that a drug, in this case Gencaro, may be safe and effective in preventing atrial fibrillation in the unmet need population of heart failure with reduced left ventricular ejection fraction.”

Additional Steering Committee members are:

•	Inder Anand, MD, of the University of Minnesota and Director of the Heart Failure Program at the Minneapolis VA Medical Center;

•	David E. Haines, MD, Director of the Heart Rhythm Center of William Beaumont Hospital;

•	Jonathan P. Piccini, MD, Director, Cardiac Electrophysiology Clinical Trials Program, Duke University Medical Center;

•	William H. Sauer MD, Director of the Electrophysiology Program at the University of Colorado Denver; and,

•	Dirk J. van Veldhuisen, MD, Chairman of Cardiology at the University Medical Center Groningen, the Netherlands.

The Steering Committee will provide scientific oversight for the GENETIC-AF trial as well as communicate its recommendations regarding trial conduct with the trial’s Data Safety Monitoring Board.

GENETIC-AF Clinical Trial

GENETIC-AF is planned as a Phase 2B/3, multi-center, randomized, double-blind clinical trial comparing Gencaro to metoprolol CR/XL for prevention of AF in patients with heart failure and reduced left ventricular ejection fraction (HFREF). ARCA plans to enroll only patients with the genetic variant of the beta-1 cardiac receptor which the Company believes responds most favorably to Gencaro. GENETIC-AF has an adaptive design, under which the Company plans to initiate it as a Phase 2B study in approximately 200 patients and then, depending on the results of an interim analysis by the trial Data Safety Monitoring Board (DSMB), expand the trial to a Phase 3 study by enrolling an estimated additional 420 patients. The Company anticipates that patient enrollment in GENETIC-AF will begin in the first quarter of 2014.

About ARCA biopharma

ARCA biopharma is dedicated to developing genetically-targeted therapies for cardiovascular diseases. The Company’s lead product candidate, GencaroTM (bucindolol hydrochloride), is an investigational, pharmacologically unique beta-blocker and mild vasodilator being developed for atrial fibrillation. ARCA has identified common genetic variations that it believes predict individual patient response to Gencaro, giving it the potential to be the first genetically-targeted atrial fibrillation prevention treatment. ARCA has a collaboration with Medtronic, Inc. for support of the Phase 2B portion of the GENETIC-AF trial. For more information please visit www.arcabiopharma.com.

Safe Harbor Statement

This press release contains “forward-looking statements” for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding, potential timing for patient enrollment in the GENETIC- AF trial, the sufficiency of the Company’s capital to support its operations, the potential for genetic variations to predict individual patient response to Gencaro, Gencaro’s potential to treat atrial fibrillation, future treatment options for patients with atrial fibrillation, the role of AF burden in diagnosis and treatment of atrial fibrillation and the potential for Gencaro to be the first genetically-targeted atrial fibrillation prevention treatment. Such statements are based on management’s current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors, including, without limitation, the risks and uncertainties associated with: the Company’s financial resources and whether they will be sufficient to meet the Company’s business objectives and operational requirements; results of earlier clinical trials may not be confirmed in future trials, the protection and market exclusivity provided by the Company’s intellectual property; risks related to the drug discovery and the regulatory approval process; and, the impact of competitive products and technological changes. These and other factors are identified and described in more detail in ARCA’s filings with the SEC, including without limitation the Company’s annual report on Form 10-K for the year ended December 31, 2012, and subsequent filings. The Company disclaims any intent or obligation to update these forward-looking statements.

Contact:

Derek Cole

Investor Relations Advisory Solutions

720.940.2163, derek.cole@arcabiopharma.com

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